Exhibit 99.1

Transactions involving shares of Common Stock of the Issuer during the past 60 days

On March 8, 2021, a trust organized exclusively for charitable purposes of which Robert J. Fisher is a trustee sold 1,000,000 shares at $28.3528(1) per share.

On March 9, 2021, a trust organized exclusively for charitable purposes of which Robert J. Fisher is a trustee received a gift of 1,000,000 shares.

A trust for which Robert J. Fisher is trustee sold: 56,154 shares at $31.6194(2) per share on March 16, 2021; 238,846 shares at $31.284(3) per share on March 17, 2021; and 205,000 shares at $31.7294(4) per share on March 18, 2021.

(1)  Represents the weighted-average price at which shares were sold within a range between $27.36 to $29.13.

(2)  Represents the weighted-average price at which shares were sold within a range between $31.50 to $31.77.

(3)  Represents the weighted-average price at which shares were sold within a range between $31.00 to $31.62.

(4)  Represents the weighted-average price at which shares were sold within a range between $31.00 to $32.09.

The Reporting Persons undertake to provide the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in footnotes (1)-(4).